UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-U

CURRENT REPORT PURSUANT TO REGULATION A

Date of Report (Date of earliest event reported) September 4, 2019

CW PETROLEUM CORP

(Exact name of registrant as specified in its charter)

Wyoming		20-2765559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

23501 Cinco Ranch Blvd., Ste H120 - #325 Katy, Texas 77494
(Address of principal executive offices) (zip code)

(713) 857-8142
(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A: Common Stock

ITEM 9.1	OTHER EVENTS

The Company has been advised that it has received the trading symbol, CWPE

There is no current trading market for its common stock.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

CW PETROLEUM CORP

By:

/s/ Christopher Williams
Christopher Williams, President

Date: 9/4/2019

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